Exhibit 10.13

THIRD AMENDMENT TO THE

RIVERVIEW NATIONAL BANK

EXECUTIVE DEFERRED COMPENSATION AGREEMENT

DATED JUNE 30, 2010

FOR

KIRK FOX

THIS THIRD AMENDMENT is entered into this 24th day of December, 2015, by and between Riverview National Bank, located in Marysville, Pennsylvania (the “Bank”), and Kirk Fox (the “Executive”).

The Bank and the Executive are parties to an Executive Deferred Compensation Agreement dated June 30, 2010, as subsequently amended (the “Agreement”). The Bank and the Executive now wish to amend the Agreement to delay payment of the Change in Control benefit by five years and make other related changes.

Now, therefore, the Bank and the Executive agree as follows.

Section 3.1(b)(ii) of the Agreement shall be deleted and replaced by the following:

(ii)	Notwithstanding the anything to the contrary in Section 3.1(b)(i), beginning at the earliest of the Executive’s Separation from Service, Disability or death, on the last day of each month interest shall be credited on the Deferral Account balance at a rate equal to the average yield on the 10-year Treasury Note during the last month of the immediately preceding Plan Year, plus two per cent (2%). The minimum Distribution Period Crediting Rate shall be four percent (4%).

Effective January 1, 2017, Section 4.4.2 of the Agreement shall be deleted and replaced with the following:

4.4.2	Distribution of Benefit. The Bank shall distribute the benefit to the Executive in one hundred twenty (120) monthly equal installments commencing within ninety (90) days following the 60th month following Separation from Service.

Effective January 1, 2017, Sections 4.7 and 5.4 of the Agreement shall be deleted in their entireties.

IN WITNESS WHEREOF, the Executive and a representative of the Bank have executed this Third Amendment as indicated below:

Executive:	Bank:

By:
	Its:	CFO